UNITES STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2005

Medtronic, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota	1-7707	41-0793183

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota		55432

(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code):		(763) 514-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Executive Officers.
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Executive Officers.

(c)	On January 28, 2005, the Company announced that effective April 30, 2005, Gary L. Ellis will succeed Robert L. Ryan as the Chief Financial Officer of the Company and filed a Form 8-K with the Securities and Exchange Commission. On April 14, 2005, the Board of Directors approved this appointment and the Compensation Committee of the Board approved the compensation arrangement for Mr. Ellis in connection with his new appointment. Beginning April 30, 2005, Mr. Ellis will receive an annual salary of $475,000 and will continue to participate in the Medtronic Executive Incentive Plan at an increased target pay-out of 65% of his base salary. This formula-based plan provides for a cash bonus if corporate operating performance results in the achievement of specific performance goals related to diluted earnings per share, revenue growth and after-tax return on net assets, with these measures given weights of 50%, 30% and 20%, respectively. Final awards can range from 0% to 235% of the target amounts, and a threshold level of performance is required before any payout occurs. Mr. Ellis also will continue to participate in the Performance Share Plan with an increased target payout of 75% of his base salary. Performance shares are based on performance measures over a three-year period of diluted earnings per share (50%), revenue growth (30%) and after-tax return on net assets (20%). The performance measures are the same for all participants in the plan. Half of the award is paid in Medtronic common stock, with the other half paid in cash or Medtronic common stock at the discretion of the Committee. In October 2005, Mr. Ellis will be eligible to receive a grant of a non-qualified stock option at a target face value of $2,100,000. Mr. Ellis previously executed a Change in Control Agreement with the Company, a form of which has previously been filed with the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.
By /s/ Terrance L. Carlson
Date: April 20, 2005	Terrance L. Carlson
Senior Vice President, General Counsel and Corporate Secretary